Exhibit 99.1

Press Release

Orthovita, Inc.

45 Great Valley Parkway

Malvern, PA 19355

USA

Orthovita Reports 2005 Fourth-Quarter and

Year-End Financial Results

Full Year 2005 and Fourth Quarter 2005 Product Sales

Increased 41% over Same Periods in 2004

For February 28, 2006

Contact:	Joseph M. Paiva Orthovita, Inc. 610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, USA, Tuesday, February 28, 2006 – Orthovita, Inc. (NASDAQ NM: VITA), a developer of orthopedic biomaterials, reported financial results for the fourth quarter and year ended December 31, 2005. Product sales for the three months ended December 31, 2005 increased 41% to $9,971,000, as compared to $7,093,000 for the same period in 2004. Product sales for the year ended December 31, 2005 also increased 41% to $34,679,000, as compared to $24,661,000 for the same period in 2004. Sales growth for both reported periods was primarily attributable to the continued expansion of our product portfolio as well as improved market penetration in the U.S. as we further develop our U.S. field sales network. Approximately 63% and 60%, respectively, of our product sales during the three and twelve months ended December 31, 2005 were from products based upon our VITOSS® FOAM platform, which are co-developed with Kensey Nash Corporation. Additionally, VITAGEL™, which was launched at the start of 2005, contributed approximately 12% and 9%, respectively, of product sales for the three and twelve months ended December 31, 2005.

For the years ended December 31, 2005 and 2004, 93% of product sales were in the U.S., primarily from sales of VITOSS, VITAGEL and IMBIBE™. The remaining sales, during both periods in 2005 and 2004, were from VITOSS, CORTOSS® and ALIQUOT™ sales outside the U.S., primarily in Europe.

Gross profit for the three months ended December 31, 2005 and 2004 was $6,318,000 and $4,553,000, respectively. As a percentage of sales, gross profit was 63% and 64%, for the three months ended December 31, 2005 and 2004, respectively. The gross profit percentage for the three months ended December 31, 2004 included a $315,000 adjustment to write down inventory to its estimated net realizable value. There was no write down of inventory during the three months ended December 31, 2005. Excluding the inventory adjustment, the gross profit would have been $4,868,000 for the three months ended December 31, 2004, and the gross profit percentage would have been 69%. The lower gross profit percentage for the three months ended December 31, 2005 was affected by the shift in product mix towards VITAGEL, which has a lower gross margin, as well as toward the VITOSS FOAM product platform, which has a lower gross profit percentage on a higher average selling price per unit as compared to our other products.

Gross profit for the years ended December 31, 2005 and 2004 was $22,028,000 and $16,902,000, respectively. As a percentage of sales, gross profit was 64% and 69% for the years ended December 31, 2005 and 2004, respectively. The gross profit percentage for the years ended December 31, 2005 and 2004 included a $1,606,000 and $1,591,000 adjustments, respectively, to write down inventory to its estimated net realizable value. Excluding the inventory adjustment, the gross profit would have been $23,634,000 and $18,493,000 for the years ended December 31, 2005 and 2004, respectively, and the gross profit percentage would have been 68% and 75%, respectively. The lower gross profit percentage for the full year 2005 was affected by the shift in product mix towards VITAGEL, which has a lower gross margin, as well as toward the VITOSS FOAM product platform, which has a lower gross profit percentage on a higher average selling price per unit as compared to our other products.

“During 2005, we made significant progress across multiple operational areas that are important to our business,” said Antony Koblish, President and Chief Executive Officer. “We are pleased with our significant sales momentum during the fourth quarter of the year. We believe this sets us up for continued top line growth in 2006. In addition, we enter 2006 with a broad biomaterials product portfolio, which meets the needs of our customers by offering products for many surgical procedures. We plan to continue to expand and strengthen our product portfolio in the future. Additionally, this past year reflects significant progress in our CORTOSS Vertebral Compression Fracture clinical program.”

Operating expenses for the years ended December 31, 2005 and 2004 were $34,955,000 and $29,440,000, respectively, which represents a 19% increase as compared to a 41% increase in product sales for the year. For the three months ended December 31, 2005 and 2004, operating expenses were $9,474,000 and $8,325,000, respectively, which represents a 14% increase as compared to a 41% increase in product sales for the three months.

General & administrative expenses for 2005 increased 19% to $6,662,000 from $5,595,000 for 2004 primarily due to additional headcount, increased legal expenses and insurance related expenses. General & administrative expenses decreased to 19% of product sales for 2005 as compared to 23% of product sales for 2004. General & administrative expenses for the three months ended December 31, 2005 and 2004 remained flat and were $1,632,000 and $1,638,000, respectively. General & administrative expenses decreased to 16% of product sales for the three months ended December 31, 2005 as compared to 23% of product sales for the same period in 2004.

Selling & marketing expenses were $21,127,000 for the year ended December 31, 2005, a 16% increase from $18,187,000 for the year ended December 31, 2004. Selling and marketing expenses increased for the twelve months ended December 31, 2005 primarily due to higher salary and benefit costs incurred by increasing the size of our sales management team and expanding our field sales team of direct sales representatives to support the growth of U.S product sales. The remainder of the increase in selling and marketing expenses was due to higher commissions paid in the U.S. as a result of increased product sales in 2005. Selling & marketing expenses decreased to 61% of product sales for 2005 as compared to 74% of product sales for 2004. Selling & marketing expenses of $5,999,000 and $5,254,000, respectively, were 60% and 74%, respectively, of product sales for the three months ended December 31, 2005 and 2004.

Research & development expenses increased to $7,167,000 for the year ended December 31, 2005 from $5,657,000 for the same period in 2004. The 27% increase is primarily due to costs associated with our CORTOSS clinical trial in the U.S. Research & development expenses were 21% and 23%, respectively, of product sales for the years ended December 31, 2005 and 2004. For the three months ended December 31, 2005 and 2004, research & development expenses were $1,844,000 and $1,432,000, respectively. The 29% increase is primarily due to costs associated with our CORTOSS clinical trial in the U.S. Research & development expenses were 19% and 20%, respectively, of product sales for the three months ended December 31, 2005 and 2004.

Cash, cash equivalents, and investments were $27,672,000 at December 31, 2005, which includes the receipt in December 2005 of approximately $12,900,000 in net proceeds realized from the sale of our Common Stock, in comparison to cash, cash equivalents and investments of $28,705,000 at December 31, 2004.

For the years ended December 31, 2005 and 2004, the net cash and cash equivalents used in operating activities were $13,397,000 and $17,846,000, respectively. The decrease in net cash and cash equivalents used in operating activities for the year ended December 31, 2005 was primarily attributed to lower costs related to inventories. The year ended December 31, 2004 had significant inventory build-up to support our distribution channels for the 2004 launches of our new products under our VITOSS Canister, VITOSS FOAM and IMBIBE Delivery Instrument product platforms.

Antony Koblish, President and Chief Executive Officer, and Joseph M. Paiva, Chief Financial Officer of Orthovita, will host a conference call at 8:30 a.m. eastern time today to review and discuss the 2005 financial results. The phone number to join the conference call from within the U.S. is (888) 815-2919, and from outside the U.S. is (706) 643-3675; the conference identification number is 5275587. Listeners are advised to dial in five to ten minutes prior to the scheduled start time for the conference call. The replay of the conference call will be available for one week beginning February 28, 2006, at 9:30 a.m. eastern time, and ending March 7, 2006, at 11:59 p.m. eastern time. You may listen to the replay by dialing within the U.S. (800) 642-1687 or by dialing from outside the U.S. (706) 645-9291. The replay identification number is 5275587.

About the Company

Orthovita is a biomaterials company with proprietary technologies for the development and commercialization of synthetic, biologically active, tissue engineering products for orthopedic and neurosurgical applications. Our products are used in the regeneration of bone and soft tissue. Our near-term commercial business is based on our VITOSS® Bone Graft Substitute technology platforms, which are designed to address the non-structural bone graft market by offering synthetic alternatives to the use of autograft or cadaver-derived bone material to meet a broad range of orthopedic clinical needs in the spine, trauma, joint reconstruction, revision surgery and extremities markets, and VITAGEL™ Surgical Hemostat, which is an adherent matrix and an impermeable barrier to blood flow. Our longer-term U.S. clinical development program is focused on our CORTOSS® Synthetic Cortical Bone technology platform, which is designed for injections in osteoporotic spines to treat vertebral compression fractures. Orthovita works jointly with Kensey Nash Corporation and Angiotech Pharmaceuticals, Inc., to develop and market novel synthetic-based biomaterial products, and continues to pursue similar relationships with other companies in biomaterials.

This press release contains forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitations, our products and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to, our dependence on the commercial success of our approved products, our history of operating losses and our need for additional funds, our need to obtain and maintain regulatory approvals and clearances to sell our products, the rate at which we invest in our field sales network, the ability of our field sales network to generate new sales, our ability to manage commercial scale manufacturing capability and capacity, risks and uncertainties in pre-clinical and clinical trial results, market acceptance of our products, the sales levels of our products, our success in expanding our commercial product portfolio and distribution channel, research and development, competition and other risk factors listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Certain Risks Related to Our Business”. Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.

Summary Financial Information Follows on Next Page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2005		2004		2005		2004
Statements of Operations Data:
PRODUCT SALES	$9,971,231	100%	$7,092,947	100%	$34,679,298	100%	$24,661,382	100%
COST OF SALES	3,653,577	37%	2,540,192	36%	12,651,578	36%	7,758,892	31%

GROSS PROFIT	6,317,654	63%	4,552,755	64%	22,027,720	64%	16,902,490	69%

OPERATING EXPENSES:
General & administrative expenses	1,631,673	16%	1,638,450	23%	6,661,628	19%	5,595,049	23%
Selling & marketing expenses	5,998,630	60%	5,253,849	74%	21,126,567	61%	18,187,113	74%
Research & development expenses	1,843,966	19%	1,432,253	20%	7,166,887	21%	5,657,349	23%

Total operating expenses	9,474,269	95%	8,324,552	117%	34,955,082	101%	29,439,511	120%

OPERATING LOSS	(3,156,615)	(32%)	(3,771,797)	(53%)	(12,927,362)	(37%)	(12,537,021)	(51%)
Other expense, net	(154,726)	(1%)	(212,962)	(3%)	(435,979)	(1%)	(661,003)	(3%)

NET LOSS	$(3,311,341)	(33%)	$(3,984,759)	(56%)	$(13,363,341)	(38%)	$(13,198,024)	(54%)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(.07)		$(.08)		$(.28)		$(.29)

SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	48,810,570		47,734,285		48,106,705		44,752,353

(1)	For the twelve months ended December 31, 2005, includes a $1,606,000 adjustment to write down inventory. There was no adjustment to write down inventory during the three months ended December 31, 2005. Three and twelve months ended December 31, 2004, include a $315,000 and $1,591,000 adjustment, respectively, to write down inventory.

Summary Financial Information continued on next page

ORTHOVITA, INC. AND SUBSIDIARIES

Summary Financial Information (Unaudited)

	December 31, 2005	December 31, 2004
Balance Sheet Data:
Cash and cash equivalents	$8,834,694	$9,831,544
Short-term investments	15,830,747	15,833,552
Accounts receivable, net	6,224,064	4,498,049
Inventories	11,923,351	8,998,361
Prepaid revenue interest expense	610,713	262,154
Other current assets	389,886	535,348

Total current assets	43,813,455	39,959,008
Property and equipment, net	5,031,659	4,606,287
Long-term investments	3,006,780	3,039,485
Other assets	484,135	407,181

Total assets	$52,336,029	$48,011,961

Current liabilities	$9,122,692	$5,662,799
Long-term liabilities	8,837,681	7,825,280

Total liabilities	17,960,373	13,488,079
Total shareholders’ equity	34,375,656	34,523,882

	$52,336,029	$48,011,961

	Year Ended December 31,
	2005	2004
Cash Flow Data:
Net cash used in operating activities	$(13,397,130)	$(17,846,441)

Net cash used in investing activities	$(1,660,855)	$(18,340,052)

Net cash provided by financing activities	$14,284,197	$25,404,849

Effect of exchange rate changes on cash and cash equivalents	$(223,062)	$148,838

Source: Orthovita, Inc.